Exhibit 10.10

MARIADB PLC

EXECUTIVE ANNUAL INCENTIVE PLAN

(Effective as of December 18, 2022)

1. Purpose of the Plan. The MariaDB plc Executive Annual Incentive Plan (the “Plan”) is intended to provide annual incentive compensation opportunities to executive officers and other senior officers or service providers of MariaDB plc (the “Company”) and its Related Companies who are selected to participate in the Plan (each, an “Eligible Person”). The purpose of the Plan is to motivate and reward such Eligible Persons by making a portion of their compensation dependent on the achievement of certain performance goals related to the performance of the Company and the Eligible Person. Capitalized terms used but not otherwise defined in the Plan have the meanings set forth in Section 15.

2. Administration.

(a) The Committee will administer the Plan, except that the Chief Executive Officer of the Company or a Related Company (or an authorized delegate) may administer the Plan with respect to Eligible Persons who are not Section 16 Officers and who are intended to be covered by the Plan (with references to the Committee in the Plan also intended to refer to the Chief Executive Officer or an authorized delegate, as applicable, provided that only the Board or the Committee may take any action set forth in Section 14).

(b) The Committee will have the authority, in its sole discretion, subject to and not inconsistent with the provisions of the Plan, to exercise all the powers and authority either specifically granted to it under the Plan or as necessary or advisable to administer the Plan, including, without limitation, the authority (a) to grant Awards; (b) to determine the Eligible Persons to whom and the time or times when such Awards will be granted; (c) to determine the terms, conditions, restrictions and performance criteria, including the Performance Goals, relating to an Award; (d) to determine whether and to what extent the Performance Goals for an Award have been satisfied; (e) to construe and interpret the Plan and any Award; (f) to prescribe, amend and rescind rules and regulations relating to the Plan; (g) to approve the Bonus Amounts payable under Awards (which may be paid in cash or in Ordinary Shares and may be adjusted to reflect individual performance); and (h) to make all other determinations deemed necessary or advisable for the administration of the Plan. The Committee’s decisions, determinations and interpretations will be final, conclusive and binding on all persons, including the Company, any Eligible Person, any Participant, and any other person.

3. Eligibility and Participation.

(a) The Committee will select the Eligible Persons eligible to participate in the Plan for each Performance Period (the “Participants”), in consultation with Company management as appropriate; provided that such Participants are not covered by another Company incentive, bonus, commission or similar cash incentive plan. In selecting the Eligible Persons to whom Awards will be granted and the Performance Goals for an Award, the Committee will take into account such factors as it deems relevant in connection with achieving the purpose of the Plan.

(b) Awards will be communicated to Participants in such form as the Committee may from time to time deem advisable and the terms and conditions of such Awards will be set forth therein.

(c) Subject to applicable law, Awards may be adjusted by the Committee, in its sole discretion, as a result of changes in a Participant’s employment or service status during a Performance Period (e.g., due to a change in title or duties, a change to base salary or a change to hours of employment or service). An Award will be pro-rated in the event an Eligible Person first becomes a Participant during a Performance Period.

4. Termination of Employment or Service. Unless otherwise required by applicable law or by the terms of an employment or service agreement, offer letter or severance policy that applies to a Participant, a Participant who ceases employment or service with the Company or any Related Company for any reason prior to the date Bonus Amounts are paid under Awards for a Performance Period will not be eligible for and will not earn any Bonus Amount under an Award for that Performance Period. In the case of death, Disability, or exceptional circumstances, deviations from eligibility for payment under the Plan may be approved by the Committee or the Head of Human Resources on a case-by-case basis, provided that any deviation with respect to a Section 16 Officer must be approved by the Committee.

5. Awards Not Assignable. No Award, or any right thereto, is assignable or transferable by a Participant except by will or by the applicable laws of descent and distribution. Any attempted assignment or alienation will be void and of no force or effect.

6. No Trust or Fund. The Plan is intended to constitute an “unfunded” plan. Nothing contained herein will require the Company to segregate any monies or other property, or Ordinary Shares, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant. No Participant will have any rights that are greater than those of a general unsecured creditor of the Company.

7. No Individual Rights.

(a) No employee, service provider or any other individual will have any claim to be granted an Award under the Plan. Subject to applicable law, the Company has no obligation for uniformity of treatment of Participants under the Plan. Participation in the Plan is entirely discretionary and does not create any contractual or other right to any benefit arising under the Plan or to future participation in the Plan.

(b) Nothing in the Plan or any Award will be deemed to constitute an employment or other service contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other service relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate a Participant’s employment or service relationship at any time, with or without cause.

8. Change of Control. Upon a Change of Control prior to completion of a Performance Period, each then outstanding Award for such Performance Period will be cancelled and in respect of a cancelled Award, a Participant will be eligible to receive a pro rata portion of the payment due under the Award, calculated by determining the achievement of the applicable Performance Goal or Performance Goals based on actual performance as of the end of the fiscal quarter immediately prior to such Change of Control, and then multiplying this amount by a fraction, the numerator of which is the number of days completed in the Performance Period prior to the Change of Control and the denominator of which is the total number of days in the Performance Period (the “Pro Rata Change of Control Amount”). Such amount will be paid within 30 days following the Change of Control.

9. Compliance with Legal Requirements. The Plan and the granting and payment of Awards, and the other obligations of the Company under the Plan, are subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

10. Tax Withholding; Deferrals. Payments under Awards are subject to all applicable federal, state, local and other applicable withholding tax requirements.

11. Section 409A (for U.S. Taxpayers). Bonus Amounts, if any, paid under the Plan will be paid at the time or times determined by the Committee, provided that in no event will Bonus Amounts, if any, payable following a Performance Period be paid later than the later of (i) the fifteenth day of the third month following the end of the first Company fiscal year in which the applicable Award is no longer subject to a substantial risk of forfeiture (within the meaning of Section 409A), or (2) the fifteenth day of the third month following the end of the first calendar year in which the applicable Award is no longer subject to a substantial risk of forfeiture (within the meaning of Section 409A); and provided further, in all cases, Bonus Amounts, if any, paid under the Plan will be paid within 90 days following the end of the applicable Performance Period to which the Bonus Amount relates. It is intended that all Awards and Bonus Amounts payable under the Plan will be exempt from the requirements of Section 409A pursuant to the “short-term deferral” exemption or, in the alternative, comply with the requirements of Section 409A so that none of the payments and benefits to be provided under the Plan will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be exempt. Further, if and to the extent necessary to avoid subjecting a Participant to additional taxation under Section 409A, payment to a Participant of all or a portion of any severance-related payment under the Plan, and any other severance payments to the Participant that are deferred compensation for purposes of Section 409A, will be delayed until the date that is six months and one day following the Participant’s separation from service. Each payment and benefit payable under the Plan is intended to constitute a separate and distinct payment for purposes of Section 409A. The Company may, in good faith and without the consent of any Participant, make any amendments to the Plan and take such reasonable actions as it deems necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to the Participant.

12. Choice of Law. The Plan, all Awards granted thereunder, and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, will be governed by the laws of Delaware without giving effect to principles of conflicts of law.

13. Recoupment. Notwithstanding any other provision of the Plan to the contrary and to the maximum extent allowed by applicable law, Bonus Amounts paid under the Plan are subject to (i) the requirements of the MariaDB plc Incentive Compensation Recovery Policy, as it may be amended from time to time, and any clawback provisions in a Participant’s terms of employment or service (as applicable) and (ii) any other compensation recovery policies as may be adopted from time to time by the Company to comply with applicable law and/or stock exchange requirements, or otherwise, to the extent determined by the Board or the Committee to be applicable to a Participant. No recovery of compensation under such a recovery policy or clawback provisions in a Participant’s terms of employment or service (as applicable) will be an event giving rise to a right to voluntarily terminate employment or service upon a “resignation for good reason” or for a “constructive termination” or a similar term under any plan or agreement with the Company or a Related Company.

14. Amendment and Termination. The Board or the Committee may from time to time amend, suspend or terminate the Plan in whole or in part. Notwithstanding the foregoing, no amendment (other than an amendment necessary to comply with Section 409A or other applicable law) or termination of the Plan may adversely affect any rights of a Participant under an outstanding Award without the Participant’s consent.

15. Definitions. The following terms used in the Plan have the following meanings:

(a) “Award” means an incentive compensation award granted pursuant to the Plan and contingent upon the attainment of Performance Goals with respect to a Performance Period. Awards may be denominated as a target Award that is expressed as a percentage of a Participant’s base salary or as a fixed dollar amount or based on such other formula as the Committee determines.

(b) “Board” means the Board of Directors of the Company.

(c) “Bonus Amount” means the amount payable under an Award to a Participant.

(d) “Change of Control” has the meaning set forth in the Equity Incentive Plan.

(e) “Code” “means the U.S. Internal Revenue Code of 1986, as amended from time to time. Reference to a section of the Code or regulation related to that section will include such section or regulation, any valid regulation issued or other official applicable guidance of general or direct applicability promulgated under such section or regulation, and any comparable provision of any future legislation, regulation or official guidance of general or direct applicability amending, supplementing or superseding such section or regulation.

(f) “Committee” means the Compensation and Human Resources Committee of the Board.

(g) “Disability” has the meaning set forth in the Equity Incentive Plan.

(h) “Equity Incentive Plan” means the Company’s 2022 Equity Incentive Plan, as it may be amended from time to time, or any successor plan thereto.

(i) “Ordinary Shares” means ordinary shares of US $0.01 each (nominal value) in the capital of the Company.

(j) “Performance Goal” means a performance goal established by the Committee upon which a Bonus Amount payable following a Performance Period is based, including, but not limited to, the attainment of specified levels of one or any combination of the following (including attainment specified as a specified percentage increase or decrease of a particular performance measure): (i) cash flows, (ii) earnings measures (including before taxes and/or interest and/or depreciation and amortization), (iii) earnings (loss) per share, (iv) operating income (loss), (v) revenue and revenue measures, (vi) operating margin, (vii) return on equity, (viii) debt, (ix) share price appreciation, (x) total or relative shareholder return, (xi) strategic initiatives, or (xii) net income (loss). Performance Goals may apply to one or more of the Company or a Related Company, or a division or strategic business unit of the Company or a Related Company, or may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units with such other companies, all as determined by the Committee. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be paid (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur).

The Committee will have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Related Company or the financial statements of the Company or any Related Company, in response to changes in applicable laws or regulations or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

(k) “Performance Period” means, unless the Committee determines otherwise, a period that coincides with the Company’s fiscal year. An Award may have Performance Goals that apply to interim Performance Periods (e.g., an Award may be based on achievement of both Performance Goals that relate to an entire fiscal year and Performance Goals that relate to interim fiscal quarters within that fiscal year).

(l) “Related Company” means any “parent” or “subsidiary” of the Company, as such terms are defined under Rule 405 of the U.S. Securities Act of 1933, as amended.

(m) “Section 16 Officer” means any officer of the Company or a Related Company who is subject to U.S. Securities and Exchange Commission reporting requirements under Section 16 of the U.S. Securities Exchange Act of 1934, as amended.

(n) “Section 409A” means Section 409A of the Code and the regulations and guidance thereunder, as they may be amended or modified from time to time, and any applicable state law equivalents.